Exhibit 99.8

January 22, 2020

GPAQ Acquisition Holdings Inc.

780 Fifth Avenue South

Naples, FL 34102

Consent to Reference in Proxy Statement/Prospectus

In connection with the filing by GPAQ Acquisition Holdings Inc. (the “Company”) of a Registration Statement on Form S-4 (Registration No. 333-234655) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Sincerely,

/s/ Anthony J. Buzzelli
Name: Anthony J. Buzzelli